Exhibit 99.2
PROXY
NORTH VALLEY BANCORP
ESOP Voting Instructions
Solicited by the Trustee of the North Valley Bancorp Employee Stock Ownership Plan
for the Special Meeting of Shareholders of North Valley Bancorp
to be held on July 31, 2007
     The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders of North Valley Bancorp and the accompanying Proxy Statement/Prospectus dated June 22, 2007, and hereby instructs Delaware Charter Guarantee and Trust Company, conducting business as Principal Trust Company (“Principal Trust Company”), as Trustee of the North Valley Bancorp Employee Stock Ownership Plan (“ESOP”), to vote in person or by proxy all of the shares of Common Stock of North Valley Bancorp credited to the ESOP account of the undersigned at the Special Meeting of Shareholders of North Valley Bancorp to be held on Tuesday, July 31, 2007, at the Administrative Offices of North Valley Bancorp, 300 Park Marina Circle, Redding, California 96001, at 5:30 p.m., or at any postponement or adjournment thereof, upon the matters set forth in the Notice of Special Meeting of Shareholders of North Valley Bancorp and the accompanying Proxy Statement/Prospectus dated June 22, 2007, as indicated on the other side of this card.
     If this card is properly completed, signed and returned to the Trustee no later than July 29, 2007, the shares allocated to your ESOP account will be voted by the Trustee in accordance with your instructions. Your instructions may be amended or revoked at any time, provided that you deliver a later-dated, superseding, properly completed and signed voting instruction card to the Trustee not later than such date. Please note the following:
  • If your card is signed and returned without a voting instruction, the Trustee will vote your ESOP shares in the same proportion as all the shares held by the ESOP that are allocated to ESOP participant accounts for which voting instructions have been received.
  • If your card is not returned or is returned unsigned, the Trustee will vote your ESOP shares in the same proportion as all the shares held by the ESOP that are allocated to ESOP participant accounts for which voting instructions have been received.
  • If you instruct the Trustee to abstain from voting, the Trustee will abstain from voting your ESOP shares and your shares will not be voted.
(continued and to be signed on the other side)

     1. To approve the principal terms of the Agreement and Plan of Merger, dated as of April 10, 2007, by and between Sterling Financial Corporation and North Valley Bancorp and the transactions contemplated thereby, including the merger of North Valley Bancorp with and into Sterling Financial Corporation and the merger of North Valley Bank with and into either Sterling Savings Bank or Golf Savings Bank.
          ☐       FOR       ☐       AGAINST       ☐       ABSTAIN
     2. In accordance with the discretion of the North Valley Bancorp proxy holders, to approve any proposal of the North Valley Bancorp Board of Directors to adjourn or postpone the Special Meeting.
          ☐       FOR       ☐       AGAINST       ☐       ABSTAIN
     PLEASE COMPLETE, SIGN AND RETURN THIS CARD TO PRINCIPAL TRUST COMPANY, TRUSTEE, IN THE ENCLOSED POSTAGE-PAID ENVELOPE NO LATER THAN JULY 29, 2007.

Dated:

Signature

Name of ESOP Participant